QuickLinks -- Click here to rapidly navigate through this document
For Immediate Release	Media Contact:	Investor Contact:
December 3, 2003	Dan Quinn (617) 768-6849	Sally Curley (617) 768-6140

Genzyme Announces Proposed Offer of Convertible Senior Notes

        CAMBRIDGE, Mass.—Genzyme Corporation (Nasdaq: GENZ) today announced that it plans to issue approximately $600 million of convertible senior notes. The notes will be convertible into Genzyme Corporation common stock.

        Genzyme expects to use these proceeds to pay off amounts outstanding under its credit facility, to redeem outstanding three percent debentures and for general corporate purposes. Genzyme currently has approximately $300 million outstanding under its credit facility. The company has $575 million in outstanding three percent convertible debentures, which are first redeemable on May 20, 2004.

        The notes, and the common stock issuable upon conversion of the notes, have not been registered under the Securities Act of 1933, as amended, or securities laws of any state or other jurisdiction, and may not be offered or sold in the United States, absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

        This press release contains forward-looking statements concerning Genzyme's plan to issue convertible notes and potential uses of the proceeds from the offering, if completed. Genzyme may not be successful in issuing the notes due to market conditions or otherwise and, if the offering is completed, may not use the net proceeds for some of the potential purposes described above. These statements speak only as of the date of this press release, and Genzyme undertakes no obligation to update or revise the statements.

# # #

QuickLinks

Genzyme Announces Proposed Offer of Convertible Senior Notes